Exhibit 10.45

Description of the 2017 Annual Incentive Plan
The Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Black Box Corporation (the "Company") recommended that the Board approve, and the Board approved, an annual incentive bonus plan (the "FY17 Annual Incentive Plan") under the Black Box Corporation 2008 Long-Term Incentive Plan, as amended (the "2008 Plan"), for the fiscal year ending March 31, 2017 ("Fiscal 2017"). The performance goals for the FY17 Annual Incentive Plan are, as defined below, "adjusted operating margin," "organic revenue" and "working capital/revenues." The "working capital/revenues" metric replaces “free cash flow” and "adjusted operating margin percentage" which had been used as performance metrics in previous annual incentive plans.

"Adjusted operating margin" means operating income plus "Reconciling Items" (as defined below); "organic revenue" means revenue excluding the impact of currency changes and the impact of acquisitions or dispositions; and "working capital/revenues” means certain current assets minus certain current liabilities divided by revenue.

"Reconciling Items" means: (i) intangibles amortization; (ii) asset write-up expense on acquisitions; (iii) expenses, settlements, judgments and fines associated with material litigation ($500,000 or greater per matter); (iv) the effect of changes in tax laws or accounting principles affecting reported results; and (vi) restructuring expense, inventory adjustments or accounts receivable write-offs in excess of $1 million in any fiscal year.

The performance goals for the FY17 Annual Incentive Plan are weighted as follows: adjusted operating margin and organic revenue each at 25% and working capital/revenues at 50%. Payouts range from 50% to 200% of targeted annual bonus depending upon the level of performance. Costs/benefits incurred due to unplanned projects will not impact achievement of numbers.

The Compensation Committee retained negative discretion to decrease the amount of any award earned under the FY17 Annual Incentive Plan.

The FY17 Annual Incentive Plan provides for certain quarterly payments. The fourth quarter payment will not be made under the FY17 Annual Incentive Plan if the Company’s adjusted operating margin percentage is below a minimum targeted amount.